Exhibit 99.1

BreitBurn Energy Partners L.P. to Acquire Oklahoma Panhandle Assets from Whiting Oil and Gas Corporation for Approximately $860 Million

LOS ANGELES, June 24, 2013 — BreitBurn Energy Partners L.P. (the "Partnership") (NASDAQ:BBEP) today announced it has signed a definitive agreement with Whiting Oil and Gas Corporation, a wholly-owned subsidiary of Whiting Petroleum Corporation (NYSE:WLL), to acquire Whiting’s interests in the Postle and North East Hardesty oil fields, along with associated midstream assets, located primarily in the Oklahoma Panhandle, for approximately $860 million. In connection with the execution of the definitive agreement, the Partnership deposited approximately $86 million with Whiting, which will be credited toward the purchase price due at closing. The acquisition is subject to customary closing conditions and purchase price adjustments and is expected to close by July 31, 2013. The Partnership is acquiring additional interests in certain of the acquired assets from other sellers for an additional $30.2 million.

Hal Washburn, BreitBurn's CEO said, “We expect this acquisition to generate significant accretion to our distributable cash flow per unit and create long-term value for unitholders. These assets are an excellent fit for our portfolio, with significant recoverable oil in place and a long horizon of production visibility. We anticipate a decade or more of very low decline production from these assets, which balances some of our more development-focused acquisitions completed last year. With current production from these properties comprised of 98% liquids, we expect our total net liquids production to increase by over 100% from the fourth quarter of 2012 to the fourth quarter of 2013 and exit 2013 with liquids comprising approximately 63% of our total net production. The acquisition is complementary to our Permian Basin operations, and we expect that it will strengthen our technical and exploitation capabilities and broaden our intellectual capital with tertiary flood expertise that can potentially be applied to other BreitBurn properties.”

Operating Highlights of the Acquired Properties

•	Addition of approximately 7,400 Boe/day net production as of April 2013 (approximately 87% oil and 11% NGLs).
•	Estimated reserve life index of approximately 13 years based on estimated proved reserves of approximately 35.0 MMBoe as of April 1, 2013.
•	Differential for oil is $8.00 per barrel below WTI and lifting costs are approximately $18.00 per Boe.
•	Control of midstream assets will enable integrated management of CO2 compression, delivery and recycling as well as oil export via a wholly owned pipeline. These assets are strategically important, enhance the value of the acquired oil properties, and minimize reliance on third parties for CO2 delivery and oil transportation.
•	Whiting will continue to operate the assets post-closing through October 31, 2013, affording the Partnership the opportunity to transition and integrate its operation of the new assets.

Financial Highlights of the Transaction

•	Immediately accretive to distributable cash flow (“DCF”) per unit. The Partnership expects second half 2013 total DCF to range between approximately $135 million and $145 million.
•	The expected accretion to DCF per unit from this transaction will support the Partnership’s target annual distribution growth rate of 5% and strengthen DCF coverage ratio for the second half of 2013 and in future years.

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•	At closing, Whiting will novate to the Partnership oil derivative contracts, with a counterparty that is a participant in the Partnership’s current credit facility, consisting of swaps to NYMEX WTI crude oil at the following notional volumes and prices:

Period	Swap Volume (Bbl/d)	Swap Price
4/1/13 – 12/31/13	6,100	$98.50
1/1/14 – 12/31/14	5,500	$94.75
1/1/15 – 12/31/15	5,000	$94.75
1/1/16 – 3/31/16	4,400	$93.50

•	The Partnership has a financing commitment to increase the borrowing base of its credit facility to $1.5 billion, with an elected commitment amount of $1.4 billion, at closing. The Partnership expects to fund the asset purchase price with borrowings under this amended credit facility.
•	At closing, the Partnership expects to have a pro forma total leverage ratio, equal to total debt divided by the last twelve months pro forma Adjusted EBITDA, of approximately 4.0-to-1.
•	To maximize financial flexibility, the Partnership’s amended credit facility will have a relaxed total leverage ratio covenant limitation for a period of five quarters following the transaction to allow for the gradual reduction of indebtedness from operating cash flow and opportunistic refinancing transactions. Specifically, the leverage ratio covenant limitation, defined as total debt divided by last twelve months pro forma Adjusted EBITDA, will be revised as follows

Quarterly Period:	3Q’13		4Q’13		1Q’14		2Q’14		3Q’14		4Q’14
Existing Total Leverage Covenant:	4.00	x	4.00	x	4.00	x	4.00	x	4.00	x	4.00	x
Amended Total Leverage Covenant:	4.75	x	4.75	x	4.75	x	4.50	x	4.25	x	4.00	x

Second Half 2013 Guidance

In conjunction with the acquisition, BreitBurn is providing the following second half 2013 guidance which assumes the closing of the pending acquisition and the inclusion of the acquired assets as of August 1, 2013.

The following guidance is subject to all of the cautionary statements and limitations described below and under the caption "Cautionary Statement Regarding Forward-Looking Information." In addition, estimates for the Partnership's future production volumes are based on, among other things, assumptions of capital expenditure levels and the assumption that market demand and prices for oil and gas will continue at levels that allow for economic production of these products. The production, transportation and marketing of oil and gas are extremely complex and are subject to disruption due to transportation and processing availability, mechanical failure, human error, weather, and numerous other factors, including the inability to obtain expected supply of CO2. The Partnership's estimates are based on certain other assumptions, such as well performance, which may actually prove to vary significantly from those assumed. Operating costs, which include major maintenance costs, vary in response to changes in prices of services and materials used in the operation of our properties and the amount of maintenance activity required. Operating costs, including taxes, utilities and service company costs, move directionally with increases and decreases in commodity prices, and we cannot fully predict such future commodity or operating costs. Similarly, interest rates and price differentials are set by the market and are not within our control. They can vary dramatically from time to time. Capital expenditures are based on our current expectations as to the level of capital expenditures that will be justified based upon the other assumptions set forth below as well as expectations about other operating and economic factors not set forth below. The guidance below does not constitute any form of guarantee, assurance or promise that the matters indicated will actually be achieved. Rather, the table simply sets forth our best estimate today for these matters based upon our current expectations about the future based upon both stated and unstated assumptions. Actual conditions and those assumptions may, and probably will, change over the course of the year.

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($ in 000s)	2H 2013 Guidance

Total Production (Mboe):	5,950 - 6,350

Oil Production (Mbbls)	3,350 - 3,550

NGL Production (Mbbls)	300 - 340

Gas Production (MMcfe)	13,800 - 14,760

December 2013 Exit Rate (boe/d)	34,700 - 36,100

Average Price Differential %:

WTI Oil Price Differential %	91% - 92%

Brent Oil Price Differential %(1)	95% - 96%

NGL Price Differential % (of WTI)	34% - 35%

Gas Price Differential %	102% - 103%

Operating Costs / BOE(2)(3)	$18.00 - $20.00

Production / Property Taxes (% of oil/NGL/gas revenue)	7.25% - 7.75%

G&A (Excl. Unit Based Compensation)	$19,000 - $21,000

Cash Interest Expense(4)	$43,000 - $45,000

Adjusted EBITDA(5)	$235,000 - $245,000

Capital Expenditures(6):

Maintenance Capital	$55,000

Growth Capital	$95,000 - $105,000

(1)	Approximately 25% of oil production is expected to be sold based on Brent pricing.
(2)	Operating Costs include lease operating costs, processing fees, district expense and transportation expense. Expected transportation expense totals approximately $3.5 million in 2H 2013, largely attributable to our Florida production. Excluding transportation expense, our estimated operating costs range per boe is approximately $17.42 - $19.42.
(3)	Operating Costs are based on flat $95 per barrel WTI crude oil, $100 per barrel Brent crude oil, and $4.00 per mcfe natural gas price levels for 2H 2013. Operating costs generally move with commodity prices but do not typically increase or decrease as rapidly as commodity prices.
(4)	The Partnership typically borrows on a 1-month LIBOR basis, plus an applicable spread. Estimated cash interest expense assumes a 1-month LIBOR rate of 0.3%.
(5)	Assuming the high and low range of our guidance, Adjusted EBITDA is expected to range between $245 million and $235 million, and is comprised of estimated net income (before non-cash unit based compensation) between $64 million and $52 million, plus unrealized loss on commodity derivative instruments of $18 million, plus DD&A of $120 million, plus interest expense between $43 million (high end of Adjusted EBITDA) and $45 million (low end of Adjusted EBITDA). Estimated 2H 2013 net income is based on oil prices of $95 per barrel for WTI crude oil, $100 per barrel Brent crude oil, and $4.00 per mcfe for natural gas. Consequently, differences between actual and forecast prices could result in changes to unrealized gains or losses on commodity derivative instruments, DD&A, including potential impairments of long-lived assets, and ultimately, net income.
(6)	Total capital expenditures for 2H 2013 excludes capital expenditures for additional acquisitions as well as technology capital spending of approximately $1.5 million. Maintenance capital is defined as the estimated amount of investment in capital projects and obligatory spending on existing facilities and operations needed to hold production approximately constant for the period.

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Conference Call

The Partnership will host an investor conference call to discuss the details of the acquisition today at 10:30am Pacific Time. Management will speak to slides that will be available prior to the start of the call from the BreitBurn website at http://ir.breitburn.com/events.cfm. Investors may access the conference call over the Internet via the Investor Relations tab of the Partnership's website (www.breitburn.com), or via telephone by dialing +1-888-417-8516 (international callers dial +1-719-325-2494) a few minutes prior to register. Those listening via the Internet should go to the site 15 minutes early to register, download and install any necessary audio software. In addition, a replay of the call will be available through July 8, 2013 by dialing 877-870-5176 (international callers dial +1-858-384-5517) and entering replay PIN 7863201, or by going to the Investor Relations tab of the Partnership's website (www.breitburn.com). The Partnership will take live questions from securities analysts and institutional portfolio managers; the complete call is open to all other interested parties on a listen-only basis.

About BreitBurn Energy Partners L.P.

BreitBurn Energy Partners L.P. is a publicly-traded independent oil and gas master limited partnership focused on the acquisition, exploitation, development, and production of oil and gas properties. The Partnership’s producing and non-producing crude oil and natural gas reserves are located in Michigan, Wyoming, California, Texas, Florida, Indiana and Kentucky. See www.BreitBurn.com for more information.

Cautionary Statement Regarding Forward-Looking Information

This press release contains forward-looking statements relating to the Partnership’s operations that are based on management's current expectations, estimates and projections about its operations. Words and phrases such as “expected,” “anticipated,” “guidance,” “plans,” “estimated,” “future,” “believe,” “potential,” “will be” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. These include risks relating to the Partnership’s ability to complete the acquisition of the Whiting and related assets on the agreed terms and expected schedule; the Partnership’s financial performance and results, availability of sufficient cash flow and other sources of liquidity to execute our business plan, prices and demand for natural gas and oil, increases in operating costs, uncertainties inherent in estimating our reserves and production, our ability to replace reserves and efficiently develop our current reserves, our ability to obtain sufficient quantities of CO2 necessary to carry out our enhanced oil recovery projects, political and regulatory developments relating to taxes, derivatives and our oil and gas operations, risks relating to our acquisitions, and the factors set forth under the heading “Risk Factors” incorporated by reference from our Annual Report on Form 10-K filed with the Securities and Exchange Commission, and if applicable, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, the Partnership undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Unpredictable or unknown factors not discussed herein also could have material adverse effects on forward-looking statements.

Estimated Proved Reserves

Reserve engineering is a complex and subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment.  As a result, estimates prepared by one engineer may vary from those prepared by another.  The estimate of reserves contained in this press release was internally prepared based on information available through the acquisition process.  Estimates of proved reserves for our oil and gas properties for year end 2013 will be prepared by independent reserve engineers using the information available at that time.  Upon completion of such a review, our independent engineers’ estimate of these proved reserves as of December 31, 2013 could be materially different from our management’s estimates of such reserves as described above.

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Investor Relations Contacts:

James G. Jackson

Executive Vice President and Chief Financial Officer

(213) 225-5900 x273

or

Jessica Tang

Investor Relations

(213) 225-5900 x210

BBEP-IR

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